1Q24 Key Financial Data				1Q24 Highlights

PROFITABILITY METRICS	1Q24	4Q23	1Q23
•Net income of $1,518 million and diluted earnings per common share of $0.90, as adjusted for notable items
•Net revenue of $6,715 million, including $4,015 million of net interest income on a taxable-equivalent basis
•Noninterest income increased 7.7% year-over-year and decreased 1.4% on a linked quarter basis, as adjusted for notable items
•Noninterest expense decreased 2.7% year-over-year and 0.2% on a linked quarter basis, as adjusted for notable items
•Average total loans decreased 0.5% and average total deposits increased 0.1% on a linked quarter basis
•Return on tangible common equity of 17.4%, return on average assets of 0.93%, and efficiency ratio of 62.5%, as adjusted for notable items
•CET1 capital ratio of 10.0% at March 31, 2024, compared with 9.9% at December 31, 2023
•Notable items for the quarter, on a pretax basis, consisted of $155 million of merger and integration-related charges related to the acquisition of MUFG Union Bank ("MUB") and a $110 million charge for the increase in the Federal Deposit Insurance Corporation ("FDIC") special assessment

Return on average assets (%)	.81	.52	1.03
Return on average common equity (%)	10.0	6.4	14.1
Return on tangible common equity (%) (a)	15.1	10.5	22.0
Net interest margin (%)	2.70	2.78	3.10
Efficiency ratio (%) (a)	66.4	75.9	63.2
Tangible efficiency ratio (%) (a)	64.2	73.6	61.0

INCOME STATEMENT (b)	1Q24	4Q23	1Q23
Net interest income (taxable-equivalent basis)	$4,015	$4,142	$4,668
Noninterest income	$2,700	$2,620	$2,507
Net income attributable to U.S. Bancorp	$1,319	$847	$1,698
Diluted earnings per common share	$.78	$.49	$1.04
Dividends declared per common share	$.49	$.49	$.48

BALANCE SHEET (b)	1Q24	4Q23	1Q23
Average total loans	$371,070	$372,856	$386,750
Average total deposits	$503,061	$502,782	$510,324
Net charge-off ratio (%)	.53	.49	.39
Book value per common share (period end)	$31.26	$31.13	$30.12
Basel III standardized CET1 (%) (c)	10.0	9.9	8.5

(a) See Non-GAAP Financial Measures reconciliation on page 18 (b) Dollars in millions, except per share data (c) CET1 = Common equity tier 1 capital ratio

CEO Commentary
“In the first quarter we delivered a return on tangible common equity of 17.4%, net income of $1.5 billion, both as adjusted, and net revenue of $6.7 billion. Our common equity tier 1 ratio ended the quarter at 10.0%. Diluted earnings per share of $0.90, as adjusted, excluded $(0.12) of notable items that included the last of our merger and integration-related charges related to the acquisition of MUFG Union Bank and an anticipated increase in the FDIC special assessment. Our results benefited from good growth across our fee businesses driven by strong underlying client growth and activity, as well as prudent expense management. Despite a challenging interest rate environment and pressure on industry deposit levels, we again saw growth in consumer deposits during the quarter. We continue to strategically invest in our digital and payments capabilities, our historical risk discipline remains intact, and our capital and liquidity profile is strong. I would like to thank our dedicated U.S. Bank employees for all that they do to support our customers, communities and shareholders – it is because of them that we remain well-positioned to execute on our capital-efficient growth objectives and industry-leading returns.”
— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

Business and Other Highlights
J.D. Power Ranks U.S. Bank #1 in Investor Satisfaction with Full-Service Wealth Management Firms
U.S. Bank ranked first in the J.D. Power 2024 U.S. Full-Service Investor Satisfaction Study. The survey of investors who work directly with a dedicated financial advisor or team of advisors rated U.S. Bank first in the following study dimensions: trust; product and service offerings; allowing clients to manage their wealth how and when they want; and resolving problems or complaints.
U.S. Bank Named to 2024 World's Most Ethical Companies List
For the 10th consecutive year, U.S. Bank has been named one of the World’s Most Ethical Companies by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. Ethisphere honored 136 companies that span 20 countries and 44 industries. U.S. Bank is one of only four banks recognized and is the largest of the two U.S.-based banks on the list.

Notable Item Impacts 1Q24 ($ in million, except per share data)	Income Before Taxes	Net Income Attributable to U.S. Bancorp	Diluted Earnings Per Common Share
Reported	$1,703	$1,319	$.78
Notable items	265	199.12
Adjusted	$1,968	$1,518	$.90

Notable Items
($ in millions)	1Q24	4Q23	1Q23
Balance sheet optimization	$—	$118	$—
Merger and integration charges	155	171	244
FDIC special assessment	110	734	—
Foundation contribution	—	110	—
Notable items	265	1,133	244
Tax expense (a)	(66)	(353)	(61)
Notable items, net of tax expense	$199	$780	$183
(a) 4Q23 includes $70 million of favorable discrete tax settlements

Investor contact: George Andersen, 612.303.3620 | Media contact: Jeff Shelman, 612.303.9933

U.S. Bancorp First Quarter 2024 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)						ADJUSTED (a) (b)
				Percent Change					Percent Change
	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23

Net interest income	$3,985	$4,111	$4,634	(3.1)	(14.0)	$3,985	$4,111	$4,634	(3.1)	(14.0)
Taxable-equivalent adjustment	30	31	34	(3.2)	(11.8)	30	31	34	(3.2)	(11.8)
Net interest income (taxable-equivalent basis)	4,015	4,142	4,668	(3.1)	(14.0)	4,015	4,142	4,668	(3.1)	(14.0)
Noninterest income	2,700	2,620	2,507	3.1	7.7	2,700	2,738	2,507	(1.4)	7.7
Total net revenue	6,715	6,762	7,175	(.7)	(6.4)	6,715	6,880	7,175	(2.4)	(6.4)
Noninterest expense	4,459	5,219	4,555	(14.6)	(2.1)	4,194	4,204	4,311	(.2)	(2.7)
Income before provision and income taxes	2,256	1,543	2,620	46.2	(13.9)	2,521	2,676	2,864	(5.8)	(12.0)
Provision for credit losses	553	512	427	8.0	29.5	553	512	427	8.0	29.5
Income before taxes	1,703	1,031	2,193	65.2	(22.3)	1,968	2,164	2,437	(9.1)	(19.2)
Income taxes and taxable-equivalent adjustment	377	170	489	nm	(22.9)	443	523	550	(15.3)	(19.5)
Net income	1,326	861	1,704	54.0	(22.2)	1,525	1,641	1,887	(7.1)	(19.2)
Net (income) loss attributable to noncontrolling interests	(7)	(14)	(6)	50.0	(16.7)	(7)	(14)	(6)	50.0	(16.7)
Net income attributable to U.S. Bancorp	$1,319	$847	$1,698	55.7	(22.3)	$1,518	$1,627	$1,881	(6.7)	(19.3)
Net income applicable to U.S. Bancorp common shareholders	$1,209	$766	$1,592	57.8	(24.1)	$1,407	$1,541	$1,773	(8.7)	(20.6)
Diluted earnings per common share	$.78	$.49	$1.04	59.2	(25.0)	$.90	$.99	$1.16	(9.1)	(22.4)

(a)1Q24 excludes $265 million ($199 million net-of-tax) of notable items including: $155 million of merger and integration-related charges and a $110 million charge for the increase in the FDIC special assessment. 4Q23 excludes $1.1 billion ($780 million net-of-tax, including a $70 million discrete tax benefit) of notable items including: $(118) million of noninterest income related to investment securities balance sheet repositioning and capital management actions, $171 million of merger and integration-related charges, $734 million of FDIC special assessment charges and a $110 million charitable contribution. 1Q23 excludes $244 million ($183 million net-of-tax) of merger and integration-related charges.
(b)See Non-GAAP Financial Measures reconciliation beginning on page 18

Net income attributable to U.S. Bancorp was $1,319 million for the first quarter of 2024, $379 million lower than the $1,698 million for the first quarter of 2023 and $472 million higher than the $847 million for the fourth quarter of 2023. Diluted earnings per common share was $0.78 in the first quarter of 2024, compared with $1.04 in the first quarter of 2023 and $0.49 in the fourth quarter of 2023. The first quarter of 2024 included $199 million, or ($0.12) per diluted common share, of notable items, net-of-tax, compared with $183 million or ($0.12) per diluted common share in the first quarter of 2023 and $780 million or ($0.50) per diluted common share in the fourth quarter of 2023. On an adjusted basis, excluding the impacts of these notable items, net income applicable to common shareholders for the first quarter of 2024 was $1,407 million, which was $366 million lower than the first quarter of 2023 and $134 million lower than the fourth quarter of 2023. Adjusted diluted earnings per common share was $0.90 in the first quarter of 2024.

The decrease in net income attributable to U.S. Bancorp year-over-year was primarily due to lower total net revenue and an increase in the provision for credit losses, partially offset by lower noninterest expense. Pretax income, excluding notable items, in the first quarter decreased 19.2 percent compared with a year ago. Net interest income decreased 14.0 percent on a year-over-year taxable-equivalent basis, due to the impact of higher interest rates on deposit mix and pricing, partially offset by higher rates on earning assets. The net interest margin decreased to 2.70 percent in the first quarter of 2024 from 3.10 percent in the first quarter of 2023 driven by similar factors. Noninterest income increased 7.7 percent compared with a year ago driven by higher fee revenue across most categories. Noninterest expense decreased 2.1 percent (2.7 percent excluding notable items) primarily due to prudent expense management, continued focus on operational efficiency, and synergies from the MUB acquisition, partially offset by higher compensation and employee benefits expense to support business growth. Provision for credit losses increased $126 million (29.5 percent) compared with the first quarter of 2023 largely driven by normalization in the credit environment, partially offset by relative stability in the economic outlook.

U.S. Bancorp First Quarter 2024 Results
Net income attributable to U.S. Bancorp increased on a linked quarter basis primarily due to a decline in notable items from the prior quarter. Pretax income, excluding notable items, decreased 9.1 percent on a linked quarter basis. Net interest income decreased 3.1 percent on a taxable-equivalent basis due to deposit mix and pricing, partially offset by higher rates on earning assets. The net interest margin decreased to 2.70 percent in the first quarter of 2024 from 2.78 percent in the fourth quarter of 2023 driven by similar factors. Noninterest income in the first quarter of 2024 decreased 1.4 percent, excluding notable items in the fourth quarter of 2023, primarily due to lower payment services revenue and other noninterest income, partially offset by higher commercial products revenue and mortgage banking revenue. Excluding notable items, noninterest expense decreased 0.2 percent on a linked quarter basis due to prudent expense management. The provision for credit losses increased $41 million (8.0 percent) compared with the fourth quarter of 2023 primarily due to continued normalization in the credit environment.

U.S. Bancorp First Quarter 2024 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23
Components of net interest income
Income on earning assets	$7,795	$7,795	$6,999	$—	$796
Expense on interest-bearing liabilities	3,780	3,653	2,331	127	1,449
Net interest income	$4,015	$4,142	$4,668	$(127)	$(653)

Average yields and rates paid
Earning assets yield	5.25%	5.22%	4.65%	.03%	.60%
Rate paid on interest-bearing liabilities	3.12	3.02	2.06	.10	1.06
Gross interest margin	2.13%	2.20%	2.59%	(.07)%	(.46)%
Net interest margin	2.70%	2.78%	3.10%	(.08)%	(.40)%

Average balances
Investment securities (a)	$161,236	$161,885	$166,125	$(649)	$(4,889)
Loans	371,070	372,856	386,750	(1,786)	(15,680)
Interest-bearing deposits with banks	50,903	47,532	43,305	3,371	7,598
Earning assets	596,135	594,244	607,614	1,891	(11,479)
Interest-bearing liabilities	487,351	479,700	458,074	7,651	29,277

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the first quarter of 2024 was $4,015 million, a decrease of $653 million (14.0 percent) from the first quarter of 2023. The decrease was primarily due to the impact of deposit mix and pricing, partially offset by higher rates on earning assets. Average earning assets were $11.5 billion (1.9 percent) lower than the first quarter of 2023, reflecting decreases of $15.7 billion (4.1 percent) in average total loans and $4.9 billion (2.9 percent) in average investment securities due to balance sheet repositioning and liquidity management, while average interest-bearing deposits with banks increased $7.6 billion (17.5 percent).

Net interest income on a taxable-equivalent basis decreased $127 million (3.1 percent) on a linked quarter basis primarily due to the impact of deposit mix and pricing. Average earning assets were $1.9 billion (0.3 percent) higher on a linked quarter basis, reflecting increases of $3.4 billion (7.1 percent) in average interest-bearing deposits with banks, partially offset by decreases in average total loans of $1.8 billion (0.5 percent) and average investment securities of $649 million (0.4 percent) reflecting balance sheet repositioning.

The net interest margin in the first quarter of 2024 was 2.70 percent, compared with 3.10 percent in the first quarter of 2023 and 2.78 percent in the fourth quarter of 2023. The decreases in the net interest margin from the prior year and the linked quarter were driven by deposit mix and pricing.

U.S. Bancorp First Quarter 2024 Results

AVERAGE LOANS
($ in millions)				Percent Change
	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23

Commercial	$126,602	$126,884	$131,227	(.2)%	(3.5)%
Lease financing	4,165	4,212	4,456	(1.1)	(6.5)
Total commercial	130,767	131,096	135,683	(.3)	(3.6)

Commercial mortgages	41,545	42,089	43,627	(1.3)	(4.8)
Construction and development	11,492	11,736	11,968	(2.1)	(4.0)
Total commercial real estate	53,037	53,825	55,595	(1.5)	(4.6)

Residential mortgages	115,639	115,196	116,287.4		(.6)

Credit card	27,942	27,753	25,569.7		9.3

Retail leasing	4,082	4,167	5,241	(2.0)	(22.1)
Home equity and second mortgages	12,983	12,977	12,774	—	1.6
Other	26,620	27,842	35,601	(4.4)	(25.2)
Total other retail	43,685	44,986	53,616	(2.9)	(18.5)

Total loans	$371,070	$372,856	$386,750	(.5)	(4.1)

Average total loans for the first quarter of 2024 were $15.7 billion (4.1 percent) lower than the first quarter of 2023. The decrease was primarily due to lower total commercial loans (3.6 percent), total commercial real estate loans (4.6 percent) and total other retail loans (18.5 percent), partially offset by higher credit card loans (9.3 percent). The decrease in commercial loans was primarily due to decreased demand as corporate customers accessed the capital markets. The decrease in commercial real estate loans was primarily due to payoffs exceeding a reduced level of new originations. The decrease in other retail loans was primarily due to balance sheet repositioning and capital management activities. The increase in credit card loans was primarily driven by higher spend volume.

Average total loans were $1.8 billion (0.5 percent) lower than the fourth quarter of 2023. The decrease was primarily due to lower total commercial real estate loans (1.5 percent) and total other retail loans (2.9 percent). The decrease in total commercial real estate loans was primarily due to payoffs exceeding a reduced level of new originations. The decrease in other retail loans was primarily due to lower automobile loans.

U.S. Bancorp First Quarter 2024 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23

Noninterest-bearing deposits	$84,787	$90,590	$129,741	(6.4)%	(34.6)%
Interest-bearing savings deposits
Interest checking	125,011	127,445	129,350	(1.9)	(3.4)
Money market savings	196,502	187,322	146,970	4.9	33.7
Savings accounts	41,645	44,728	68,827	(6.9)	(39.5)
Total savings deposits	363,158	359,495	345,147	1.0	5.2
Time deposits	55,116	52,697	35,436	4.6	55.5
Total interest-bearing deposits	418,274	412,192	380,583	1.5	9.9
Total deposits	$503,061	$502,782	$510,324.1		(1.4)

Average total deposits for the first quarter of 2024 were $7.3 billion (1.4 percent) lower than the first quarter of 2023. Average noninterest-bearing deposits decreased $45.0 billion (34.6 percent) driven by decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. The decrease was due to the impact of higher interest rates and a product change for certain MUB retail checking accounts into interest checking accounts at conversion to create a better customer experience. Average total savings deposits were $18.0 billion (5.2 percent) higher year-over-year driven by increases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits were $19.7 billion (55.5 percent) higher than the first quarter of 2023 mainly within Consumer and Business Banking, partially offset by decreases within Wealth, Corporate, Commercial and Institutional Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $279 million (0.1 percent) from the fourth quarter of 2023. On a linked quarter basis, average noninterest-bearing deposits decreased $5.8 billion (6.4 percent) driven by decreases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking due to the impact of higher interest rates. Average total savings deposits increased $3.7 billion (1.0 percent) driven by increases within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking. Average time deposits were $2.4 billion (4.6 percent) higher on a linked quarter basis mainly within Consumer and Business Banking, partially offset by decreases in Wealth, Corporate, Commercial and Institutional Banking. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

U.S. Bancorp First Quarter 2024 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23

Card revenue	$392	$436	$360	(10.1)	8.9
Corporate payment products revenue	184	182	189	1.1	(2.6)
Merchant processing services	401	409	387	(2.0)	3.6
Trust and investment management fees	641	621	590	3.2	8.6
Service charges	315	324	324	(2.8)	(2.8)
Commercial products revenue	388	326	334	19.0	16.2
Mortgage banking revenue	166	137	128	21.2	29.7
Investment products fees	77	73	68	5.5	13.2
Securities gains (losses), net	2	2	(32)	—	nm
Other	134	228	159	(41.2)	(15.7)
Total before balance sheet optimization	2,700	2,738	2,507	(1.4)	7.7
Balance sheet optimization	—	(118)	—	nm	nm
Total noninterest income	$2,700	$2,620	$2,507	3.1	7.7

First quarter noninterest income of $2,700 million was $193 million (7.7 percent) higher than the first quarter of 2023 driven by higher payment services revenue, trust and investment management fees, commercial products revenue, and mortgage banking revenue, partially offset by lower other noninterest income. Payment services revenue increased $41 million (4.4 percent) compared with the first quarter of 2023. Within payment services revenue, card revenue increased $32 million (8.9 percent) driven by higher spend volume and favorable rates, and merchant processing revenue increased $14 million (3.6 percent) due to higher sales volume. Trust and investment management fees increased $51 million (8.6 percent) driven by business growth and favorable market conditions. Commercial products revenue increased $54 million (16.2 percent) driven by higher corporate bond fees. Mortgage banking revenue increased $38 million (29.7 percent) primarily driven by higher gain on sale margins. Other revenue decreased $25 million (15.7 percent).

Noninterest income was $80 million (3.1 percent) higher in the first quarter of 2024 compared with the fourth quarter of 2023. Excluding the balance sheet optimization impact in the fourth quarter of 2023, first quarter noninterest income seasonally declined $38 million (1.4 percent) compared with the fourth quarter of 2023. Payment services revenue decreased $50 million (4.9 percent) compared with the fourth quarter of 2023, primarily due to seasonally lower spend volume in card revenue of $44 million (10.1 percent). Merchant processing revenue was also seasonally lower by $8 million (2.0 percent). Commercial products revenue increased $62 million (19.0 percent) due to higher corporate bond fees given strong capital markets activities. Mortgage banking revenue increased $29 million (21.2 percent) primarily driven by higher gain on sale margins. Other revenue decreased $94 million (41.2 percent) principally driven by seasonally lower tax credit investment activity.

U.S. Bancorp First Quarter 2024 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23

Compensation and employee benefits	$2,691	$2,509	$2,646	7.3	1.7
Net occupancy and equipment	296	316	321	(6.3)	(7.8)
Professional services	110	158	134	(30.4)	(17.9)
Marketing and business development	136	196	122	(30.6)	11.5
Technology and communications	507	513	503	(1.2)	.8
Other intangibles	146	156	160	(6.4)	(8.8)
Other	308	356	425	(13.5)	(27.5)
Total before notable items	4,194	4,204	4,311	(.2)	(2.7)
Notable items	265	1,015	244	(73.9)	8.6
Total noninterest expense	$4,459	$5,219	$4,555	(14.6)	(2.1)

First quarter noninterest expense of $4,459 million was $96 million (2.1 percent) lower than the first quarter of 2023. Excluding notable items of $265 million in the first quarter of 2024 and $244 million in the first quarter of 2023, first quarter noninterest expense decreased $117 million (2.7 percent) compared with the first quarter of 2023, due to prudent expense management, continued focus on operational efficiency, and synergies from the MUB acquisition, partially offset by higher compensation and employee benefits expense. Compensation and employee benefits expense increased $45 million (1.7 percent) compared with the first quarter of 2023 primarily due to merit increases, higher performance-based incentives, and higher employee benefits. Net occupancy and equipment decreased $25 million (7.8 percent) and professional services expense decreased $24 million (17.9 percent) due to prudent expense management, continued focus on operational efficiency, and synergies from the MUB acquisition. Other noninterest expense decreased $117 million (27.5 percent) primarily due to lower FDIC insurance expense, a decline in the future delivery exposures for merchant and airline processing and other liabilities.

Noninterest expense decreased $760 million (14.6 percent) on a linked quarter basis. Excluding notable items of $265 million in the first quarter of 2024 and $1,015 million in the fourth quarter of 2023, first quarter noninterest expense decreased $10 million (0.2 percent) from the fourth quarter of 2023 driven by prudent expense management and continued focus on operational efficiency, partially offset by higher compensation expense. Compensation expense increased $182 million (7.3 percent) primarily due to higher performance-based incentives, variable compensation, and employee benefits. Net occupancy and equipment decreased $20 million (6.3 percent) and professional services decreased $48 million (30.4 percent) due to prudent expense management and continued focus on operational efficiency. Marketing and business development decreased $60 million (30.6 percent) due to the timing of campaigns. Other noninterest expense decreased $48 million (13.5 percent) primarily due to lower costs related to tax-advantaged projects.

Provision for Income Taxes
The provision for income taxes for the first quarter of 2024 resulted in a tax rate of 22.1 percent on a taxable-equivalent basis (effective tax rate of 20.7 percent), compared with 22.3 percent on a taxable-equivalent basis (effective tax rate of 21.1 percent) in the first quarter of 2023, and a tax rate of 16.5 percent on a taxable-equivalent basis (effective tax rate of 13.9 percent) in the fourth quarter of 2023. Excluding the impact of notable items, the first quarter of 2024 tax rate was 22.5 percent on a taxable-equivalent basis, compared with 22.6 percent on a taxable-equivalent basis in the first quarter of 2023, and 24.2 percent on a taxable-equivalent basis in the fourth quarter of 2023. The fourth quarter of 2023 included $70 million of favorable tax settlements.

U.S. Bancorp First Quarter 2024 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	1Q 2024	% (a)	4Q 2023	% (a)	3Q 2023	% (a)	2Q 2023	% (a)	1Q 2023	% (a)
Balance, beginning of period	$7,839		$7,790		$7,695		$7,523		$7,404
Change in accounting principle (b)	—		—		—		—		(62)
Allowance for acquired credit losses (c)	—		—		—		—		127
Net charge-offs
Total excluding acquisition and optimization impacts	488.53		463.49		420.44		340.35		282.30
Balance sheet optimization impact	—		—		—		309		—
Acquisition impact	—		—		—		—		91
Total net charge-offs	488.53		463.49		420.44		649.67		373.39
Provision for credit losses
Total excluding acquisition and optimization impacts	553		512		515		578		427
Balance sheet optimization impact	—		—		—		243		—
Total provision for credit losses	553		512		515		821		427
Balance, end of period	$7,904		$7,839		$7,790		$7,695		$7,523
Components
Allowance for loan losses	$7,514		$7,379		$7,218		$7,164		$7,020
Liability for unfunded
credit commitments	390		460		572		531		503
Total allowance for credit losses	$7,904		$7,839		$7,790		$7,695		$7,523
Allowance for credit losses as a percentage of
Period-end loans (%)	2.11		2.10		2.08		2.03		1.94
Nonperforming loans (%)	454		541		615		739		660
Nonperforming assets (%)	443		525		595		709		637

(a)Annualized and calculated on average loan balances
(b)Effective January 1, 2023, the Company adopted accounting guidance which removed the separate recognition and measurement of troubled debt restructurings
(c)Allowance for purchased credit deteriorated and charged-off loans acquired from MUB

SUMMARY OF NET CHARGE-OFFS
($ in millions)	1Q 2024	% (a)	4Q 2023	% (a)	3Q 2023	% (a)	2Q 2023	% (a)	1Q 2023	% (a)

Net charge-offs
Commercial	$109.35		$78.24		$86.26		$87.26		$42.13
Lease financing	7.68		7.66		6.55		3.27		5.46
Total commercial	116.36		85.26		92.27		90.26		47.14
Commercial mortgages	15.15		75.71		49.46		26.24		115	1.07
Construction and development	6.21		(4)	(.14)	—	—	—	—	2.07
Total commercial real estate	21.16		71.52		49.36		26.19		117.85
Residential mortgages	—	—	(1)	—	(3)	(.01)	114.39		(1)	—
Credit card	296	4.26	255	3.65	220	3.25	199	3.06	175	2.78
Retail leasing	5.49		2.19		2.18		1.08		1.08
Home equity and second mortgages	—	—	(1)	(.03)	1.03		(1)	(.03)	(1)	(.03)
Other	50.76		52.74		59.80		220	2.55	35.40
Total other retail	55.51		53.47		62.53		220	1.69	35.26
Total net charge-offs	$488.53		$463.49		$420.44		$649.67		$373.39

Gross charge-offs	$595		$559		$508		$755		$469
Gross recoveries	$107		$96		$88		$106		$96
(a) Annualized and calculated on average loan balances

U.S. Bancorp First Quarter 2024 Results
The Company’s provision for credit losses for the first quarter of 2024 was $553 million, compared with $512 million in the fourth quarter of 2023 and $427 million in the first quarter of 2023. The first quarter of 2024 provision was $41 million (8.0 percent) higher than the fourth quarter of 2023 and $126 million (29.5 percent) higher than the first quarter of 2023, largely driven by normalization in the credit environment, partially offset by relative stability in the economic outlook relative to the year-over-year period. The Company continues to monitor economic uncertainty related to high interest rates, persistent inflationary pressures, and other economic factors that affect the financial strength of corporate and consumer borrowers. Commercial real estate valuations are also affected by rising interest rates and the changing demand for office properties.

Total net charge-offs in the first quarter of 2024 were $488 million, compared with $463 million in the fourth quarter of 2023 and $373 million in the first quarter of 2023. Net charge-offs for the first quarter of 2023 included a notable item of $91 million of charge-offs related to uncollectible amounts on acquired loans associated with the acquisition of MUB. The net charge-off ratio was 0.53 percent in the first quarter of 2024, compared with 0.49 percent in the fourth quarter of 2023 and 0.39 percent in the first quarter of 2023 (0.30 percent excluding the impact of the first quarter of 2023 notable item). Net charge-offs, excluding the impact of the first quarter of 2023 notable item, increased $206 million on a year-over-year basis reflecting higher charge-offs in most loan categories consistent with normalizing credit conditions.

The allowance for credit losses was $7,904 million at March 31, 2024, compared with $7,839 million at December 31, 2023, and $7,523 million at March 31, 2023. The linked quarter increase in the allowance for credit losses was primarily driven by credit migration in consumer and small business cards. The ratio of the allowance for credit losses to period-end loans was 2.11 percent at March 31, 2024, compared with 2.10 percent at December 31, 2023, and 1.94 percent at March 31, 2023. The ratio of the allowance for credit losses to nonperforming loans was 454 percent at March 31, 2024, compared with 541 percent at December 31, 2023, and 660 percent at March 31, 2023.

Nonperforming assets were $1,786 million at March 31, 2024, compared with $1,494 million at December 31, 2023, and $1,181 million at March 31, 2023. The ratio of nonperforming assets to loans and other real estate was 0.48 percent at March 31, 2024, compared with 0.40 percent at December 31, 2023, and 0.30 percent at March 31, 2023. The increase in nonperforming assets on a linked quarter basis was primarily due to higher commercial and commercial real estate nonperforming loans. The increase in nonperforming assets on a year-over year basis was primarily due to higher commercial and commercial real estate nonperforming loans, partially offset by lower nonperforming residential mortgages. Accruing loans 90 days or more past due were $714 million at March 31, 2024, compared with $698 million at December 31, 2023, and $494 million at March 31, 2023.

U.S. Bancorp First Quarter 2024 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Mar 31 2024	Dec 31 2023	Sep 30 2023	Jun 30 2023	Mar 31 2023

Delinquent loan ratios - 90 days or more past due
Commercial	.08	.09	.05	.04	.05
Commercial real estate	—	.01	—	—	.01
Residential mortgages	.12	.12	.11	.08	.08
Credit card	1.42	1.31	1.17	1.02	1.00
Other retail	.15	.15	.13	.12	.12
Total loans	.19	.19	.15	.12	.13

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.49	.37	.24	.21	.18
Commercial real estate	1.71	1.46	1.33	.87	.98
Residential mortgages	.26	.25	.25	.26	.33
Credit card	1.42	1.31	1.17	1.02	1.01
Other retail	.47	.46	.41	.39	.37
Total loans	.66	.57	.49	.40	.42

ASSET QUALITY (a)
($ in millions)
	Mar 31 2024	Dec 31 2023	Sep 30 2023	Jun 30 2023	Mar 31 2023
Nonperforming loans
Commercial	$522	$349	$231	$204	$150
Lease financing	27	27	25	27	28
Total commercial	549	376	256	231	178

Commercial mortgages	755	675	566	361	432
Construction and development	145	102	155	113	103
Total commercial real estate	900	777	721	474	535

Residential mortgages	155	158	161	207	292
Credit card	—	—	—	—	1
Other retail	137	138	129	129	133
Total nonperforming loans	1,741	1,449	1,267	1,041	1,139

Other real estate	25	26	25	25	23
Other nonperforming assets	20	19	18	19	19
Total nonperforming assets	$1,786	$1,494	$1,310	$1,085	$1,181
Accruing loans 90 days or more past due	$714	$698	$569	$474	$494
Nonperforming assets to loans plus ORE (%)	.48	.40	.35	.29	.30

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp First Quarter 2024 Results

COMMON SHARES
(Millions)	1Q 2024	4Q 2023	3Q 2023	2Q 2023	1Q 2023

Beginning shares outstanding	1,558	1,557	1,533	1,533	1,531
Shares issued for stock incentive plans,
acquisitions and other corporate purposes	3	1	24	—	3
Shares repurchased	(1)	—	—	—	(1)
Ending shares outstanding	1,560	1,558	1,557	1,533	1,533

CAPITAL POSITION				Preliminary Data
($ in millions)	Mar 31 2024	Dec 31 2023	Sep 30 2023	Jun 30 2023	Mar 31 2023

Total U.S. Bancorp shareholders' equity	$55,568	$55,306	$53,113	$53,019	$52,989

Basel III Standardized Approach (a)
Common equity tier 1 capital	$45,239	$44,947	$44,655	$42,944	$42,027
Tier 1 capital	52,491	52,199	51,906	50,187	49,278
Total risk-based capital	62,203	61,921	61,737	60,334	59,920

Common equity tier 1 capital ratio	10.0%	9.9%	9.7%	9.1%	8.5%
Tier 1 capital ratio	11.6	11.5	11.2	10.6	10.0
Total risk-based capital ratio	13.7	13.7	13.4	12.7	12.1
Leverage ratio	8.1	8.1	7.9	7.5	7.5

Tangible common equity to tangible assets (b)	5.2	5.3	5.0	4.8	4.8
Tangible common equity to risk-weighted assets (b)	7.8	7.7	7.0	6.8	6.5
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	9.9	9.7	9.5	8.9	8.3

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 18

Total U.S. Bancorp shareholders’ equity was $55.6 billion at March 31, 2024, compared with $55.3 billion at December 31, 2023 and $53.0 billion at March 31, 2023. The Company suspended all common stock repurchases at the beginning of the third quarter of 2021, except for those done exclusively in connection with its stock-based compensation programs, due to its acquisition of MUB. The Company will evaluate its share repurchases in connection with the potential capital requirements given proposed regulatory capital rules and related landscape.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.0 percent at March 31, 2024, compared with 9.9 percent at December 31, 2023, and 8.5 percent at March 31, 2023. The common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 9.9 percent at March 31, 2024, compared with 9.7 percent at December 31, 2023, and 8.3 percent at March 31, 2023.

U.S. Bancorp First Quarter 2024 Results

Investor Conference Call
On Wednesday, April 17, 2024 at 7 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Senior Executive Vice President and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News and events" and “Webcasts & presentations.” To access the conference call from locations within the United States and Canada, please dial 888-210-4659. Participants calling from outside the United States and Canada, please dial 646-960-0383. The access code for all participants is 7269933. For those unable to participate during the live call, a replay will be available at approximately 10 a.m. CT on Wednesday, April 17, 2024. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, "News and events" and “Webcasts & presentations.”

About U.S. Bancorp
U.S. Bancorp, with more than 70,000 employees and $684 billion in assets as of March 31, 2024, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2024 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Forward-looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”
Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:
•Deterioration in general business and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;
•Turmoil and volatility in the financial services industry, including failures or rumors of failures of other depository institutions, which could affect the ability of depository institutions, including U.S. Bank National Association, to attract and retain depositors, and could affect the ability of financial services providers, including U.S. Bancorp, to borrow or raise capital;
•Increases in FDIC assessments due to bank failures;
•Actions taken by governmental agencies to stabilize the financial system and the effectiveness of such actions;
•Uncertainty regarding the content, timing and impact of changes to regulatory capital, liquidity and resolution-related requirements applicable to large banking organizations in response to adverse developments affecting the banking sector;
•Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;
•Changes in interest rates;
•Increases in unemployment rates;
•Deterioration in the credit quality of U.S. Bancorp's loan portfolios or in the value of the collateral securing those loans;
•Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;
•Impacts of current, pending or future litigation and governmental proceedings;

U.S. Bancorp First Quarter 2024 Results
•Increased competition from both banks and non-banks;
•Effects of climate change and related physical and transition risks;
•Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;
•Breaches in data security;
•Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties, including as a result of cybersecurity incidents;
•Failures to safeguard personal information;
•Impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events;
•Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•Failure to execute on strategic or operational plans;
•Effects of mergers and acquisitions and related integration;
•Effects of critical accounting policies and judgments;
•Effects of changes in or interpretations of tax laws and regulations;
•Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk; and
•The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2023, and subsequent filings with the Securities and Exchange Commission.

In addition, U.S. Bancorp’s acquisition of MUB presents risks and uncertainties, including, among others, the risk that any revenue synergies and other anticipated benefits of the acquisition may not be realized or may take longer than anticipated to be realized.
In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp First Quarter 2024 Results

Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•Tangible common equity to tangible assets
•Tangible common equity to risk-weighted assets
•Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•Return on tangible common equity.
These measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”) or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.
The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio, tangible efficiency ratio and net interest margin, utilize net interest income on a taxable-equivalent basis.
The adjusted return on average assets, adjusted return on tangible common equity, adjusted efficiency ratio, adjusted net income and adjusted diluted earnings per common share exclude notable items. Management uses these measures in their analysis of the Company’s performance and believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended March 31,
(Unaudited)	2024	2023
Interest Income
Loans	$5,712	$5,277
Loans held for sale	37	31
Investment securities	1,175	1,074
Other interest income	840	582
Total interest income	7,764	6,964
Interest Expense
Deposits	2,884	1,505
Short-term borrowings	270	449
Long-term debt	625	376
Total interest expense	3,779	2,330
Net interest income	3,985	4,634
Provision for credit losses	553	427
Net interest income after provision for credit losses	3,432	4,207
Noninterest Income
Card revenue	392	360
Corporate payment products revenue	184	189
Merchant processing services	401	387
Trust and investment management fees	641	590
Service charges	315	324
Commercial products revenue	388	334
Mortgage banking revenue	166	128
Investment products fees	77	68
Securities gains (losses), net	2	(32)
Other	134	159
Total noninterest income	2,700	2,507
Noninterest Expense
Compensation and employee benefits	2,691	2,646
Net occupancy and equipment	296	321
Professional services	110	134
Marketing and business development	136	122
Technology and communications	507	503
Other intangibles	146	160
Merger and integration charges	155	244
Other	418	425
Total noninterest expense	4,459	4,555
Income before income taxes	1,673	2,159
Applicable income taxes	347	455
Net income	1,326	1,704
Net (income) loss attributable to noncontrolling interests	(7)	(6)
Net income attributable to U.S. Bancorp	$1,319	$1,698
Net income applicable to U.S. Bancorp common shareholders	$1,209	$1,592

Earnings per common share	$.78	$1.04
Diluted earnings per common share	$.78	$1.04
Dividends declared per common share	$.49	$.48
Average common shares outstanding	1,559	1,532
Average diluted common shares outstanding	1,559	1,532

CONSOLIDATED ENDING BALANCE SHEET
(Dollars in Millions)	March 31, 2024	December 31, 2023	March 31, 2023
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$76,985	$61,192	$67,228
Investment securities
Held-to-maturity	82,948	84,045	88,462
Available-for-sale	72,426	69,706	65,491
Loans held for sale	2,080	2,201	2,381
Loans
Commercial	134,726	131,881	137,326
Commercial real estate	52,677	53,455	55,158
Residential mortgages	116,079	115,530	116,948
Credit card	27,844	28,560	25,489
Other retail	43,262	44,409	52,945
Total loans	374,588	373,835	387,866
Less allowance for loan losses	(7,514)	(7,379)	(7,020)
Net loans	367,074	366,456	380,846
Premises and equipment	3,537	3,623	3,735
Goodwill	12,479	12,489	12,560
Other intangible assets	6,031	6,084	6,883
Other assets	60,046	57,695	54,791
Total assets	$683,606	$663,491	$682,377

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$91,220	$89,989	$124,595
Interest-bearing	436,843	422,323	380,744
Total deposits	528,063	512,312	505,339
Short-term borrowings	17,102	15,279	56,875
Long-term debt	52,693	51,480	42,045
Other liabilities	29,715	28,649	24,664
Total liabilities	627,573	607,720	628,923
Shareholders' equity
Preferred stock	6,808	6,808	6,808
Common stock	21	21	21
Capital surplus	8,642	8,673	8,699
Retained earnings	74,473	74,026	72,807
Less treasury stock	(24,023)	(24,126)	(25,193)
Accumulated other comprehensive income (loss)	(10,353)	(10,096)	(10,153)
Total U.S. Bancorp shareholders' equity	55,568	55,306	52,989
Noncontrolling interests	465	465	465
Total equity	56,033	55,771	53,454
Total liabilities and equity	$683,606	$663,491	$682,377

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	March 31, 2024		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Total equity	$56,033		$55,771	$53,578	$53,484	$53,454
Preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(465)		(465)	(465)	(465)	(465)
Goodwill (net of deferred tax liability) (1)	(11,459)		(11,480)	(11,470)	(11,493)	(11,575)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,158)		(2,278)	(2,370)	(2,490)	(2,611)
Tangible common equity (a)	35,143		34,740	32,465	32,228	31,995

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	45,239		44,947	44,655	42,944	42,027
Adjustments (2)	(433)		(866)	(867)	(866)	(866)
Common equity tier 1 capital, reflecting the full implementation
of the current expected credit losses methodology (b)	44,806		44,081	43,788	42,078	41,161

Total assets	683,606		663,491	668,039	680,825	682,377
Goodwill (net of deferred tax liability) (1)	(11,459)		(11,480)	(11,470)	(11,493)	(11,575)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,158)		(2,278)	(2,370)	(2,490)	(2,611)
Tangible assets (c)	669,989		649,733	654,199	666,842	668,191

Risk-weighted assets, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation (d)	452,831	*	453,390	462,250	473,393	494,048
Adjustments (3)	(368)	*	(736)	(736)	(735)	(735)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	452,463	*	452,654	461,514	472,658	493,313

Ratios *
Tangible common equity to tangible assets (a)/(c)	5.2%		5.3%	5.0%	4.8%	4.8%
Tangible common equity to risk-weighted assets (a)/(d)	7.8		7.7	7.0	6.8	6.5
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.9		9.7	9.5	8.9	8.3

	Three Months Ended
	March 31, 2024		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Net income applicable to U.S. Bancorp common shareholders	$1,209		$766	$1,412	$1,281	$1,592
Intangibles amortization (net-of-tax)	115		123	127	126	126
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,324		889	1,539	1,407	1,718
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	5,325		3,527	6,106	5,643	6,967

Average total equity	56,131		54,779	54,283	54,287	53,132
Average preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(464)		(465)	(466)	(465)	(465)
Average goodwill (net of deferred tax liability) (1)	(11,473)		(11,475)	(11,493)	(11,527)	(11,444)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,208)		(2,295)	(2,418)	(2,530)	(2,681)
Average tangible common equity (g)	35,178		33,736	33,098	32,957	31,734

Return on tangible common equity (f)/(g)	15.1%		10.5%	18.4%	17.1%	22.0%

Net interest income	$3,985		$4,111	$4,236	$4,415	$4,634
Taxable-equivalent adjustment (4)	30		31	32	34	34
Net interest income, on a taxable-equivalent basis	4,015		4,142	4,268	4,449	4,668

Net interest income, on a taxable-equivalent basis (as calculated above)	4,015		4,142	4,268	4,449	4,668
Noninterest income	2,700		2,620	2,764	2,726	2,507
Less: Securities gains (losses), net	2		(116)	—	3	(32)
Total net revenue, excluding net securities gains (losses) (h)	6,713		6,878	7,032	7,172	7,207

Noninterest expense (i)	4,459		5,219	4,530	4,569	4,555
Less: Intangible amortization	146		156	161	159	160
Noninterest expense, excluding intangible amortization (j)	4,313		5,063	4,369	4,410	4,395

Efficiency ratio (i)/(h)	66.4%		75.9%	64.4%	63.7%	63.2%
Tangible efficiency ratio (j)/(h)	64.2		73.6	62.1	61.5	61.0
* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data, Unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Net income applicable to U.S. Bancorp common shareholders	$1,209	$766	$1,592
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	(198)	(775)	(181)
Net income applicable to U.S. Bancorp common shareholders, excluding notable items (a)	1,407	1,541	1,773

Average diluted common shares outstanding (b)	1,559	1,558	1,532
Diluted earnings per common share, excluding notable items (a)/(b)	$.90	$.99	$1.16

Income before taxes	1,673	1,000	2,159
Taxable-equivalent adjustment (2)	30	31	34
Less: Notable items (1)	(265)	(1,133)	(244)
Income before taxes (taxable-equivalent basis), excluding notable items (c)	1,968	2,164	2,437

Income taxes	347	139	455
Taxable-equivalent adjustment (2)	30	31	34
Less: Notable items (1)	(66)	(353)	(61)
Income taxes and tax-equivalent adjustment, excluding notable items (d)	443	523	550
Income tax rate (taxable-equivalent basis), excluding notable items (d)/(c)	22.5%	24.2%	22.6%

Net income attributable to U.S. Bancorp	$1,319
Less: Notable items (1)	(199)
Net income attributable to U.S. Bancorp, excluding notable items	1,518
Annualized net income attributable to U.S. Bancorp, excluding notable items (e)	6,105
Average assets (f)	653,909
Return on average assets, excluding notable items (e)/(f)	.93%

Net income applicable to U.S. Bancorp common shareholders	$1,209
Intangibles amortization (net-of-tax)	115
Less: Notable items, including the impact of earnings allocated to participating stock awards (1)	(198)
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization and notable items	1,522
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization and notable items (g)	6,121

Average total equity	$56,131
Average preferred stock	(6,808)
Average noncontrolling interests	(464)
Average goodwill (net of deferred tax liability) (3)	(11,473)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(2,208)
Average tangible common equity (h)	35,178
Return on tangible common equity, excluding notable items (g)/(h)	17.4%

Net interest income	$3,985
Taxable-equivalent adjustment (2)	30
Net interest income, on a taxable-equivalent basis	4,015

Net interest income, on a taxable-equivalent basis (as calculated above)	4,015
Noninterest income	2,700
Less: Securities gains (losses), net	2
Total net revenue, excluding net securities gains (losses) (i)	6,713
Noninterest expense	4,459
Less: Notable items (1)	265
Noninterest expense, excluding notable items (j)	4,194
Efficiency ratio, excluding notable items (j)/(i)	62.5%

	Three Months Ended
	June 30, 2023	March 31, 2023
Net charge-offs	$649	$373
Less: Notable items (4)	309	91
Net charge-offs, excluding notable items	340	282
Annualized net charge-offs, excluding notable items (k)	1,364	1,144
Average loan balances (l)	388,817	386,750
Net charge-off ratio, excluding notable items (k)/(l)	.35%	.30%
(1)Notable items of $265 million ($199 million net-of-tax) for the three months ended March 31, 2024 included $155 million of merger and integration-related charges and a $110 million charge for the increase in the FDIC special assessment. Notable items of $1.1 billion ($780 million net-of-tax, including a $70 million discrete tax benefit) for the three months ended December 31, 2023 included $(118) million of noninterest income related to investment securities balance sheet repositioning and capital management actions, $171 million of merger and integration-related charges, $734 million of FDIC special assessment charges and a $110 million charitable contribution. Notable items for the three months ended March 31, 2023 included $244 million ($183 million net-of-tax) of merger and integration-related charges.
(2)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.
(3)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(4)Notable items for the three months ended June 30, 2023 included $309 million of net charge-offs related to balance sheet repositioning and capital management actions. Notable items for the three months ended March 31, 2023 included $91 million of net charge-offs related to uncollectible acquired loans, considered purchase credit deteriorated as of the date of the acquisition.

Business Line Schedules First Quarter 2024
WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING CONSUMER AND BUSINESS BANKING PAYMENT SERVICES TREASURY AND CORPORATE SUPPORT

LINE OF BUSINESS FINANCIAL PERFORMANCE				Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change
Business Line	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23
Wealth, Corporate, Commercial and Institutional Banking	$651	$687	$942	(5.2)	(30.9)
Consumer and Business Banking	601	616	770	(2.4)	(21.9)
Payment Services	248	183	310	35.5	(20.0)
Treasury and Corporate Support	(181)	(639)	(324)	71.7	44.1
Consolidated Company	$1,319	$847	$1,698	55.7	(22.3)

	Income Before Provision and Taxes			Percent Change
	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23
Wealth, Corporate, Commercial and Institutional Banking	$1,006	$986	$1,230	2.0	(18.2)
Consumer and Business Banking	857	871	1,035	(1.6)	(17.2)
Payment Services	690	705	633	(2.1)	9.0
Treasury and Corporate Support	(297)	(1,019)	(278)	70.9	(6.8)
Consolidated Company	$2,256	$1,543	$2,620	46.2	(13.9)
Lines of Business
The Company’s major lines of business are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2024 and 2023, certain organization and methodology changes were made, including the Company combining its Wealth Management and Investment Services and Corporate and Commercial Banking lines of businesses to create the Wealth, Corporate, Commercial and Institutional Banking line of business during the third quarter of 2023. Prior period results were restated and presented on a comparable basis.

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING				Preliminary data
($ in millions)				Percent Change
	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,265	$1,304	$1,550	(3.0)	(18.4)
Noninterest income	1,113	1,024	1,020	8.7	9.1
Securities gains (losses), net	—	—	—	—	—
Total net revenue	2,378	2,328	2,570	2.1	(7.5)
Noninterest expense	1,320	1,287	1,279	2.6	3.2
Other intangibles	52	55	61	(5.5)	(14.8)
Total noninterest expense	1,372	1,342	1,340	2.2	2.4
Income before provision and taxes	1,006	986	1,230	2.0	(18.2)
Provision for credit losses	138	70	(26)	97.1	nm
Income before income taxes	868	916	1,256	(5.2)	(30.9)
Income taxes and taxable-equivalent adjustment	217	229	314	(5.2)	(30.9)
Net income	651	687	942	(5.2)	(30.9)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—
Net income attributable to U.S. Bancorp	$651	$687	$942	(5.2)	(30.9)

Average Balance Sheet Data
Loans	$170,965	$171,761	$177,011	(.5)	(3.4)
Other earning assets	8,740	7,288	6,027	19.9	45.0
Goodwill	4,825	4,825	4,614	—	4.6
Other intangible assets	1,059	1,112	1,034	(4.8)	2.4
Assets	199,085	200,354	201,182	(.6)	(1.0)

Noninterest-bearing deposits	58,446	62,057	82,403	(5.8)	(29.1)
Interest-bearing deposits	203,980	202,663	196,843.6		3.6
Total deposits	262,426	264,720	279,246	(.9)	(6.0)

Total U.S. Bancorp shareholders' equity	21,749	22,699	21,536	(4.2)	1.0

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, government and institutional clients.

Wealth, Corporate, Commercial and Institutional Banking generated $1,006 million of income before provision and taxes in the first quarter of 2024, compared with $1,230 million in the first quarter of 2023, and contributed $651 million of the Company’s net income in the first quarter of 2024. The provision for credit losses increased $164 million compared with the first quarter of 2023 primarily due to commercial real estate credit quality and select commercial downgrades. Total net revenue was $192 million (7.5 percent) lower in the first quarter of 2024 due to a decrease of $285 million (18.4 percent) in net interest income partially offset by an increase of $93 million (9.1 percent) in total noninterest income. Net interest income decreased due to the impact of deposit mix and pricing, partially offset by higher rates on earning assets. Total noninterest income increased primarily due to higher trust and investment management fees driven by business growth and favorable market conditions, and higher commercial products revenue mainly due to higher corporate bond fees. Total noninterest expense increased $32 million (2.4 percent) compared with the first quarter of 2023 primarily due to higher compensation expense.

CONSUMER AND BUSINESS BANKING				Preliminary data
($ in millions)				Percent Change
	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$2,014	$2,095	$2,341	(3.9)	(14.0)
Noninterest income	423	410	401	3.2	5.5
Securities gains (losses), net	—	—	—	—	—
Total net revenue	2,437	2,505	2,742	(2.7)	(11.1)
Noninterest expense	1,513	1,562	1,636	(3.1)	(7.5)
Other intangibles	67	72	71	(6.9)	(5.6)
Total noninterest expense	1,580	1,634	1,707	(3.3)	(7.4)
Income before provision and taxes	857	871	1,035	(1.6)	(17.2)
Provision for credit losses	55	49	7	12.2	nm
Income before income taxes	802	822	1,028	(2.4)	(22.0)
Income taxes and taxable-equivalent adjustment	201	206	258	(2.4)	(22.1)
Net income	601	616	770	(2.4)	(21.9)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—
Net income attributable to U.S. Bancorp	$601	$616	$770	(2.4)	(21.9)

Average Balance Sheet Data
Loans	$154,933	$155,900	$167,409	(.6)	(7.5)
Other earning assets	1,879	2,170	2,179	(13.4)	(13.8)
Goodwill	4,325	4,328	4,493	(.1)	(3.7)
Other intangible assets	4,696	4,926	5,594	(4.7)	(16.1)
Assets	169,177	171,810	185,245	(1.5)	(8.7)

Noninterest-bearing deposits	21,500	23,481	41,269	(8.4)	(47.9)
Interest-bearing deposits	203,343	200,266	176,797	1.5	15.0
Total deposits	224,843	223,747	218,066.5		3.1

Total U.S. Bancorp shareholders' equity	14,848	15,368	16,565	(3.4)	(10.4)

Consumer and Business Banking comprises consumer banking, small business banking and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, online services, direct mail, ATM processing, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $857 million of income before provision and taxes in the first quarter of 2024, compared with $1,035 million in the first quarter of 2023, and contributed $601 million of the Company’s net income in the first quarter of 2024. The provision for credit losses increased $48 million compared with the first quarter of 2023 due to normalizing credit conditions. Total net revenue was lower by $305 million (11.1 percent) in the first quarter of 2024 due to a decrease of $327 million (14.0 percent) in net interest income partially offset by an increase in total noninterest income of $22 million (5.5 percent). Net interest income decreased due to the impact of deposit mix and pricing, partially offset by higher rates on earning assets. Total noninterest income increased primarily due to higher mortgage banking revenue driven by higher gain on sale margins, partially offset by a decrease in service charges. Total noninterest expense decreased $127 million (7.4 percent) in the first quarter of 2024 compared with the first quarter of 2023 due to a decrease in shared services expense and lower compensation expense.

PAYMENT SERVICES				Preliminary data
($ in millions)				Percent Change
	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$735	$709	$655	3.7	12.2
Noninterest income	980	1,029	937	(4.8)	4.6
Securities gains (losses), net	—	—	—	—	—
Total net revenue	1,715	1,738	1,592	(1.3)	7.7
Noninterest expense	998	1,004	931	(.6)	7.2
Other intangibles	27	29	28	(6.9)	(3.6)
Total noninterest expense	1,025	1,033	959	(.8)	6.9
Income before provision and taxes	690	705	633	(2.1)	9.0
Provision for credit losses	359	461	220	(22.1)	63.2
Income before income taxes	331	244	413	35.7	(19.9)
Income taxes and taxable-equivalent adjustment	83	61	103	36.1	(19.4)
Net income	248	183	310	35.5	(20.0)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—
Net income attributable to U.S. Bancorp	$248	$183	$310	35.5	(20.0)

Average Balance Sheet Data
Loans	$39,803	$40,039	$36,935	(.6)	7.8
Other earning assets	153	10	302	nm	(49.3)
Goodwill	3,332	3,325	3,315.2		.5
Other intangible assets	300	319	385	(6.0)	(22.1)
Assets	46,816	45,373	42,858	3.2	9.2

Noninterest-bearing deposits	2,791	2,772	3,184.7		(12.3)
Interest-bearing deposits	97	99	108	(2.0)	(10.2)
Total deposits	2,888	2,871	3,292.6		(12.3)

Total U.S. Bancorp shareholders' equity	9,965	9,695	8,968	2.8	11.1

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $690 million of income before provision and taxes in the first quarter of 2024, compared with $633 million in the first quarter of 2023, and contributed $248 million of the Company’s net income in the first quarter of 2024. The provision for credit losses increased $139 million (63.2 percent) compared with the first quarter of 2023 primarily due to increasing delinquency rates and credit losses. Total net revenue increased $123 million (7.7 percent) in the first quarter of 2024 due to higher net interest income of $80 million (12.2 percent) and higher total noninterest income of $43 million (4.6 percent). Net interest income increased primarily due to higher loan yields driven by higher interest rates and customer revolve rates, along with higher loan balances, partially offset by higher funding costs. Total noninterest income increased year-over-year driven by higher card and merchant processing services revenue, mainly due to higher volume and favorable rates. Total noninterest expense increased $66 million (6.9 percent) reflecting higher net shared services expense driven by investment in infrastructure and technology development.

TREASURY AND CORPORATE SUPPORT				Preliminary data
($ in millions)				Percent Change
	1Q 2024	4Q 2023	1Q 2023	1Q24 vs 4Q23	1Q24 vs 1Q23
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1	$34	$122	(97.1)	(99.2)
Noninterest income	182	273	181	(33.3)	.6
Securities gains (losses), net	2	(116)	(32)	nm	nm
Total net revenue	185	191	271	(3.1)	(31.7)
Noninterest expense	482	1,210	549	(60.2)	(12.2)
Other intangibles	—	—	—	—	—
Total noninterest expense	482	1,210	549	(60.2)	(12.2)
Income (loss) before provision and taxes	(297)	(1,019)	(278)	70.9	(6.8)
Provision for credit losses	1	(68)	226	nm	(99.6)
Income (loss) before income taxes	(298)	(951)	(504)	68.7	40.9
Income taxes and taxable-equivalent adjustment	(124)	(326)	(186)	62.0	33.3
Net income (loss)	(174)	(625)	(318)	72.2	45.3
Net (income) loss attributable to noncontrolling interests	(7)	(14)	(6)	50.0	(16.7)
Net income (loss) attributable to U.S. Bancorp	($181)	($639)	($324)	71.7	44.1

Average Balance Sheet Data
Loans	$5,369	$5,156	$5,395	4.1	(.5)
Other earning assets	214,293	211,920	212,356	1.1	.9
Goodwill	—	—	—	—	—
Other intangible assets	10	10	36	—	(72.2)
Assets	238,831	233,911	236,162	2.1	1.1

Noninterest-bearing deposits	2,050	2,280	2,885	(10.1)	(28.9)
Interest-bearing deposits	10,854	9,164	6,835	18.4	58.8
Total deposits	12,904	11,444	9,720	12.8	32.8

Total U.S. Bancorp shareholders' equity	9,105	6,552	5,598	39.0	62.6

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business segments, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $297 million loss before provision and taxes in the first quarter of 2024, compared with a $278 million loss before provision and taxes in the first quarter of 2023, and recorded a net loss of $181 million in the first quarter of 2024. The provision for credit losses decreased $225 million (99.6 percent) compared with the first quarter of 2023 primarily due to relative stability in the economic outlook in the current quarter. Total net revenue was lower by $86 million (31.7 percent) in the first quarter of 2024 due to a decrease of $121 million (99.2 percent) in net interest income, partially offset by an increase of $35 million (23.5 percent) in total noninterest income. Net interest income decreased primarily due to higher funding costs partially offset by higher yields on the investment portfolio and cash balances. The increase in total noninterest income was primarily due to higher gains on securities and increases in commercial products revenue, partially offset by decreases in other revenue. Total noninterest expense decreased $67 million (12.2 percent) compared with the first quarter of 2023 primarily due to a decline in the future delivery exposure for merchant and airline processing and other liabilities, as well as prudent expense management, continued focus on operational efficiency, and synergies from the MUB acquisition, partially offset by notable items, and higher compensation expense and net shared services.

Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.